SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

May 16, 2008

Date of Report

May 16, 2008

(Date of earliest event reported)

RNS SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-129388	71-098116
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2197 West 2nd Avenue, Suite 103,Vancouver, B.C. , Canada  V6K 1H7

(Address of principal executive offices, including zip code)

(604) 789-2410

(Registrant’s telephone number, including area code)

________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐

Written communications pursuant to Rule 425 under the Securities Act

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

           On May 16, 2008, the Company entered into an Agreement for Share Exchange (the “Agreement”) with Hotgate Holding Limited, a British Virgin Island company (“HOTGATE”) and the shareholders of HOTGATE, namely Redtone Telecommunications Sdn Bhd, a Malaysia company, Pang Wee Tak, Alvin James and Michael Yang, individually.  Such shareholders collectively own 100% of the shares of HOTGATE and are sometimes referred to herein collectively as the “Shareholders”

Pursuant to the terms of the Agreement, RNS shall acquire 100% ownership of HOTGATE.  Consideration to be paid by RNS shall be a total of 121,108,929 shares (post 1:2.5 forward split) of its common stock (the “Exchange Shares”) in exchange for 100% ownership of HOTGATE.  According to the terms of the Agreement, Redtone Telecommunications Sdn Bhd shall receive 36,332,678 shares of common stock of the Company, Pang Wee Tak shall receive 35,969,351 shares of common stock of the Company, Alvin James shall receive 363,327 shares of common stock of the Company and Michael Yang shall receive 48,443,573 shares of common stock of the Company.  Immediately following completion of the share exchange transaction through issuance of the Exchange Shares, RNS shall have a total of approximately 186,321,429 shares of its common stock issued and outstanding.

The closing of the Agreement shall subject to the fulfillment of the following up to the satisfaction of the Shareholders:

1.

Complete a due diligence review to the Shareholders reasonable satisfaction

2.

Increase the Company’s authorized capital stock to 300,000,000 shares of Common Stock

3.

Complete a 1:2.5 forward split of the Company’s common stock

4.

The Company changes its name to Hotgate Technology Inc.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

The Agreement is incorporated by reference and attached hereto as Exhibit 2.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 16, 2007

RNS Software, Inc.

By:	/s/ Alex Koo
Alex Koo
President and Director